Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Immunocore Limited:

We consent to the use of our report incorporated by reference herein.

Our report refers to a change in the method of accounting for leases as of January 1, 2019, due to the adoption of IFRS 16, Leases.

/s/ KPMG LLP

London, United Kingdom

April 12, 2021